UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________________________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HALLADOR ENERGY COMPANY

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2026

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Shareholders (the "Annual Meeting") of Hallador Energy Company, a Colorado corporation, ("we," "us," "our" or the "Company"), will be held on May 27, 2026, at 9:00 a.m. Mountain Daylight Time, at our offices at 10375 Park Meadows Drive, Suite 500, Lone Tree, CO 80124. All shareholders of record at the close of business on April 7, 2026, are eligible to vote their shares by proxy or in person at the Annual Meeting.

Items of Business and Board Voting Recommendations

1	Elect seven directors named in the Proxy Statement to serve for a one-year term, or until their successors are duly elected and qualified.	FOR each of the nominees
2	Approve, on an advisory basis, the named executive officers' compensation.	FOR
3	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.	FOR
4	Transact such other business as may properly come before the Annual Meeting.

Instructions for voting on the matters presented at the Annual Meeting are contained in the accompanying proxy statement (see "Voting Information").

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. You may vote by phone at the toll-free number, over the internet, or by mailing a completed proxy card.

Thank you for supporting our company.

Todd E. Telesz

Chief Financial Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2026.

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended

December 31, 2025, are available at http://materials.proxyvote.com/40609P.

IMPORTANT NOTICE REGARDING ADMISSION TO THE 2026 ANNUAL MEETING

We ask shareholders or their legal proxy holders who wish to attend the 2026 Annual Meeting to register no later than May 21, 2026, by telephone at (303) 839-5504.

GENERAL MEETING INFORMATION1

Date and Location of Meeting1

Who can attend the Annual Meeting?1

What do I need to do to attend the Annual Meeting?1

What is the purpose of the Annual Meeting?1

DELIVERY OF THE PROXY MATERIALS2

Mailing Date2

Shareholders Sharing an Address2

VOTING INFORMATION2

Who is entitled to vote?2

What constitutes a quorum?2

Is my vote confidential?2

How do I vote?3

Can I change my vote or revoke my proxy?4

Can I vote in person at the Annual Meeting rather than completing the Proxy Card?4

How are votes counted?4

Where can I find the voting results of the Annual Meeting?4

Who pays for this proxy solicitation?4

What vote is required to approve each item?4

OUR MANAGEMENT TEAM5

PROPOSAL NO. 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM.6

OUR CURRENT BOARD OF DIRECTORS AND NOMINEES6

Director Nominees6

Our Named Executive Officers Who Are Not Directors9

BOARD AND ITS COMMITTEES9

Board Leadership and Structure9

Chairman9

Independent and Non-Management Directors10

Board and Committee Oversight of Risk Management and Cyber Security10

Code of Conduct10

Board Meetings and Attendance10

Executive Sessions of Non-Management Directors10

Committees10

Criteria for Director Nominations12

Shareholder Engagement12

Anti-Hedging and Anti-Pledging Policy12

Equity Award Grant Practices13

Ownership Policy13

Compensation Recovery ("Clawback") Policy13

Delinquent Section 16(a) Reports13

NON-EMPLOYEE DIRECTOR COMPENSATION14

2025 Director Compensation14

2026 Non-Employee Director Compensation14

PROPOSAL NO. 2: APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICERS' COMPENSATION15

EXECUTIVE COMPENSATION15

NARRATIVE DISCLOSURE OF EXECUTIVE COMPENSATION15

Compensation Philosophy and Objectives16

2025 Say-on-Pay Vote16

Compensation Committee Procedures and Role of the Compensation Consultant16

Summary Compensation Table18

2024 Executive Officer Plan and Severance Arrangements19

2026 Executive Officer Plan and Severance Arrangements19

Executive Officer Bonus Performance Plan19

2025 Bonus Payout22

Outstanding Equity Awards at December 31, 202522

Equity Compensation Plan Information22

Potential Payments Upon Termination23

Separation Agreement with Ms. Hargrave25

PAY VS. PERFORMANCE26

Relationship Between Compensation Actually Paid and Performance Measures27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE29

Review and Approval of Transactions with Related Persons29

Director Independence29

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.29

INDEPENDENT AUDITOR'S FEES AND SERVICES30

Auditors30

Principal Accountant Fees30

Pre-Approval Policy30

Audit Committee Report31

OTHER INFORMATION32

Proposals by Security Holders32

Other Matters32

Shareholder Proposals and Director Nominations for the 2027 Annual Meeting32

Communications with the Board of Directors32

Householding33

Incorporation by Reference33

Availability of SEC Filings, Code of Conduct and Committee Charters33

HALLADOR ENERGY COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2026

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Hallador Energy Company (the “Company”, “Hallador”, “we” or “us”) to holders of our common stock (“Common Stock”) in connection with the solicitation by the Board of proxies to be voted at the 2026 Annual Meeting of Shareholders (our “Meeting” or “the Annual Meeting”).

GENERAL MEETING INFORMATION

Date and Location of Meeting

Our Meeting will be held on May 27, 2026, at 9:00 a.m. Mountain Daylight Time, at our offices at 10375 Park Meadows Drive, Suite 500, Lone Tree, CO 80124, or at such other time and place if the Annual Meeting is postponed or adjourned. References in this Proxy Statement to the Annual Meeting also refer to any adjournments, postponements, or changes in time or location of the Meeting to the extent applicable.

Who can attend the Annual Meeting?

All shareholders of record at the close of business on April 7, 2026, may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

To attend the Annual Meeting, you must present proof of ownership and a valid government-issued photo ID, such as a driver's license or passport. Shareholders and legal proxy holders who want to join should sign up by calling (303) 839-5504 before May 21, 2026.

For safety reasons, large bags, briefcases, packages, or similar items are not allowed at the Annual Meeting. Recording or taking photos during the meeting is also prohibited.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our shareholders will act upon the matters outlined in the "Notice of Annual Meeting," which appears on the cover page of this Proxy Statement, including:

1.	Elect seven directors named in this Proxy Statement to serve for a one-year term, or until their successors are duly elected and qualified;
2.	Approve, on an advisory basis, the named executive officers' compensation;
3.	Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2026; and
4.	Transact such other business as may properly come before the Annual Meeting.

DELIVERY OF THE PROXY MATERIALS

Mailing Date

On or about April 15, 2026, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice of Availability") to our shareholders containing instructions on how to access the proxy materials and submit your proxy online. We have made these proxy materials available to you over the internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

Shareholders Sharing an Address

Registered Shareholders—Each shareholder of record (meaning you own shares in your name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability, regardless of whether you have the same address as another shareholder of record.

Street Name Shareholders—If your shares are held in "street name" (by a bank, broker, or other record holder), brokerage firms and our Company may send one Notice of Availability per address under certain rules—a process called "householding." Householding reduces duplicate mailings and saves costs. If you want to revoke your consent for householding, contact your broker. If your household gets multiple copies and you'd prefer just one, please reach out to your broker directly.

VOTING INFORMATION

Who is entitled to vote?

Only shareholders of record at the close of business on April 7, 2026, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock. The holders of Common Stock may vote on all matters presented at the Annual Meeting and will vote together as a class. Each outstanding share of Common Stock entitles the holder to one vote. As of April 7, 2026, there were 47,130,392 shares of Common Stock outstanding.

As of April 7, 2026, the Company's officers and directors are the record and beneficial owners of a total of 8,215,532 shares (17.43%) of the Company's outstanding Common Stock. Management intends to vote all its shares in the manner recommended by the Board for each matter to be considered by the shareholders.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Colorado law. One-third of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the Annual Meeting.

Is my vote confidential?

Yes. All proxies, ballots, and vote tabulations that identify how individual shareholders voted will be kept confidential and will not be disclosed to our directors, officers, or employees, except in limited circumstances, including:

●	When disclosure is required by law;
●	During any contested solicitation of proxies; or
●	When written comments by a shareholder appear on a proxy card/voting instruction form or other voting material.

How do I vote?

Shareholders of record may vote using one of the following methods:

●	over the internet, at www.proxyvote.com, which you are encouraged to do if you have access to the internet;
●	by telephone to 1-800-690-6903;
●	by completing, signing, and returning the included proxy card, for those who requested to receive printed proxy materials in the mail; or
●	by attending the Annual Meeting and voting in person.

The Notice of Availability explains how to access your proxy and provides instructions for voting online or by telephone. For shareholders who request a paper proxy card by mail, instructions for voting online, by telephone, or by mail are included on the proxy card.

If your shares are held  in "street name", the organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. The shareholder of record will send you instructions for voting your shares. Most brokerage firms and banks offer internet and telephone voting for shareholders.

To vote in person at the Annual Meeting, contact the brokerage firm, bank, or other nominee holding your shares to obtain a proxy and bring it with you to the Annual Meeting. Without this proxy, you cannot vote at the meeting. You may read, print, and download our 2025 Form 10-K, 2026 Proxy Statement, and Proxy Card at http://materials.proxyvote.com/40609P. Shareholders may request to receive proxy materials either in printed form by mail or electronically by email.

To ensure your vote is counted, cast it using one of the available methods, even if you plan to attend the meeting in person. You can vote by using the internet or telephone voting options provided on your proxy card. Alternatively, you may complete and mail in your proxy card. Submitting your vote in advance using one of these methods ensures your preferences are recorded, whether or not you attend the meeting.

If you submit a signed proxy card or mail in your proxy card without marking your choices, your vote will be cast according to the Board’s recommendations.  The Board has designated Brent K. Bilsland, Chairman, President and Chief Executive Officer, and Todd E. Telesz, Chief Financial Officer, as proxies for the Annual Meeting. Any selections indicated on  your proxy card or voting instruction card will be followed when your shares are voted.

Information for Beneficial Owners

As a beneficial owner, to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker, or other nominee. If you do not provide voting instructions to your bank, broker, or other nominee, whether your shares can be voted by such bank, broker or other nominee depends on the type of item being considered for vote.

Non-Discretionary (Non-Routine) Items. The election of directors (Proposal 1) and the Advisory Vote Approving the named executive officers’ Compensation (Proposal 2) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary (Routine) Items. The ratification of Grant Thornton LLP's appointment as an independent registered public accounting firm (Proposal 3) is a discretionary item, also known as a "routine" matter. Generally, brokers, banks, and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

When a broker, bank, or other nominee votes its clients' unvoted shares on "routine" matters, these shares are deemed present and entitled to vote and will be counted to determine if a quorum exists to conduct business at the Annual Meeting. A broker, bank, or other nominee cannot vote clients' unvoted shares on non-routine matters, resulting in a "broker non-vote". Broker non-votes will not be deemed present and entitled to vote. Both broker non-votes and abstentions will be counted to determine if a quorum exists to conduct business at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	Notifying our Corporate Secretary in writing at Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana, 47802 that you are revoking your proxy;
●	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the internet; or
●	Attending the Annual Meeting in person, revoking your proxy, and voting in person.

Can I vote in person at the Annual Meeting rather than completing the Proxy Card?

Attending the Annual Meeting does not automatically revoke any proxy you previously granted. If you wish to revoke your proxy, you must specifically request it during the meeting. If you hold your shares in "street name," you may submit new voting instructions by contacting your bank, broker, or other nominee, or if you have obtained a legal proxy from your bank, broker, or another holder of record giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Although we encourage you to complete and return your proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

How are votes counted?

We will hold the Annual Meeting if holders of one-third of the total outstanding shares of Common Stock that are entitled to vote either sign and return their proxy card or attend the Annual Meeting. If you sign and return your proxy card, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") within four business days after the Annual Meeting.

Who pays for this proxy solicitation?

We will bear all of the solicitation costs and will supply copies of the solicitation materials to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Also, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition to sending you these materials, some of the Company's employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

What vote is required to approve each item?

Election of Directors. At the Annual Meeting, seven director-nominees are standing for election to the Board. With respect to the election of directors, you may vote "for" or "against" each of the nominees for the Board, or you may "abstain” from voting for one or more nominees. To be elected to the Board, a director-nominee must receive the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted "FOR" the nominee).

Abstentions will have the same effect as a vote "against" the election of the nominee to the Board. Your broker may not vote your shares for the nominees unless you give voting instructions. Broker non-votes will not affect the election of the nominees. Each director-nominee elected at the Annual Meeting will serve on the Board for a one-year term or until his successor is duly elected and qualified, or until he resigns or is removed.

Say-on-Pay. At the Annual Meeting, we are asking shareholders to vote to approve on an advisory basis the compensation paid to the named executive officers. With respect to this proposal, you may vote "for," "against," or "abstain" from voting with respect to this proposal. A majority of the shares represented at the Annual Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes will not affect the vote on this proposal. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our named executive officers, but the outcome of the say-on-pay vote will be considered by the Compensation Committee when making future compensation decisions.

Ratification of Auditor. At the Annual Meeting, we are asking shareholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2026. With respect to this proposal, you may vote "for," "against," or "abstain" from voting with respect to this proposal. A majority of the shares represented at the Annual Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Since this proposal is classified as a routine matter, your broker is authorized to vote on your behalf should you choose not to submit specific voting instructions.

Other Matters. For most other matters that properly come before the Annual Meeting, the affirmative vote of a majority of shares of Common Stock, present in person or represented by proxy and voted at the Annual Meeting, will be required. The matters described in this Proxy Statement are the only matters we know to be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders will vote your shares as they see fit.

Transition from Smaller Reporting Company to Accelerated Filer. As a result of the value of our market capitalization held by non-affiliated stockholders on June 30, 2025, effective December 31, 2025, we no longer qualify as a “smaller reporting company” and, commencing with our Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2026, we may no longer take advantage of reduced disclosure and reporting requirements applicable to smaller reporting companies. However, because this proxy statement provides the Part III information incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025, we have elected to provide the scaled disclosure permitted for smaller reporting companies in this proxy statement.

OUR MANAGEMENT TEAM

Hallador is led by Brent K. Bilsland, our Chairman, President, and Chief Executive Officer, whose biography appears below under "Our Current Board of Directors and Nominees," Todd E. Telesz, our Chief Financial Officer, and Heath A. Lovell, our Chief Operating Officer, President of Hallador Power and Sunrise Coal, whose biographies appear under "Our Named Executive Officers Who Are Not Directors."

PROPOSAL NO. 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

At our 2025 Annual Meeting of Shareholders, our shareholders elected a Board of six directors. In March 2026, the Board increased the number of directors on the Board to seven in accordance with our bylaws and appointed Daniel Hudson to serve as a director.

All of our current directors are listed below and nominated for re-election.

Each of the directors to be elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders or until his successor is duly elected and qualified, or until he resigns or is removed. Each nominee agreed to be named in this Proxy Statement and to serve if elected.

To be elected to the Board, each director-nominee must receive the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote "against" the election of the nominee to the Board. Your broker may not vote your shares for the nominees unless you give voting instructions. Thus, broker non-votes will have no effect on the vote for this proposal. If you sign your proxy card but do not give instructions with respect to the voting of director-nominees, your shares will be voted for the nominees.

Any director-nominee who is currently serving as a director and who does not meet the voting requirement described above must tender his resignation.

We have no reason to believe that any of the nominees will be unable or unwilling, for good cause, to serve if elected. However, if any nominee becomes unable, for any reason, or unwilling, for good cause, to serve, the proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

OUR CURRENT BOARD OF DIRECTORS AND NOMINEES

Director Nominees

BRENT K. BILSLAND, the Chairman of the Board, President, and Chief Executive Officer, has served on the Board since 2009. Mr. Bilsland was elected Chairman of the Board in 2018, appointed Chief Executive Officer in 2014, and has been a director and our President since 2009. He was President of Sunrise Coal, LLC, our primary operating subsidiary, from July 2006 through November 2017, and Vice President of Knapper Corporation, a private corporation, from 1998 to 2004. Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company. He has an intimate understanding of our business and its operations that benefits us. In 2015 and 2016, Mr. Bilsland served as the Chairman of the Indiana Coal Council. Mr. Bilsland's investment in our Common Stock, combined with his wife and children, is 3.43%.

ZARRELL GRAY, a director, serves as a director and Chair of the Nominating Committee. He is Executive Advisor to Teays River, a U.S.-based holding company focused on production-based, vertically integrated agricultural businesses, with assets and operations spanning 23 states and 10 countries. Previously, Mr. Gray served as Executive Vice President and Chief Operating Officer of Teays River from 2007 to 2021. He has served on multiple private company boards and brings deep experience in investment committee oversight, due diligence, and the structuring and raising of capital and debt facilities. Before joining Teays River, Mr. Gray spent more than 17 years in the hybrid seed industry. He earned a Bachelor of Science in Agricultural Economics from Purdue University.

Mr. Gray brings more than 18 years as a senior executive in the formation and growth of a large-scale holding company. Mr. Gray has served on multiple private corporate boards, each with sales in the hundreds of millions or greater. He also has extensive experience in investment committees, diligence processes, and various acquisition execution responsibilities and has been engaged in raising capital and debt facilities, each in excess of a billion dollars. Over his career he developed a unique and broad global network of investors, bankers, and operators. We believe that Mr. Gray's vast experience will enable us to advance our long-term strategic growth plan.

DANIEL HUDSON, a director, has served on the Board since March 2026. Mr. Hudson brings more than three decades of leadership experience across the power and energy infrastructure sectors, with extensive expertise in natural gas-fired generation, capital markets, asset acquisitions and divestitures, and strategic restructuring. He currently serves as Chairman and Chief Executive Officer of Woodlands Energy Management, LLC, where he advises debt and equity holders on power and energy-related investments.

Throughout his career, Mr. Hudson has led and advised on more than $35 billion in energy asset acquisitions, financings, restructurings, and strategic transactions. He has served as Chief Executive Officer, Chairman, Director, and Committee Chair for numerous power and energy infrastructure companies, overseeing multi-gigawatt generation portfolios and large-scale natural gas combined-cycle facilities across competitive power markets. Mr. Hudson has also provided board-level oversight for portfolios representing more than 10,000 MW of thermal generation capacity. Earlier in his career, he held leadership roles at several Fortune 500 companies, including Duke Energy, NRG Energy, Xcel Energy/Northern States Power, and Navigant Corporation.

Mr. Hudson holds a Bachelor of Science in Mechanical Engineering from the University of Minnesota.

BRYAN H. LAWRENCE, a director, is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Epsilon Energy Ltd., Riley Exploration Permian, Inc., Ramaco Resources, Inc., and Star Group, LP (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and has an MBA from Columbia University.

Mr. Lawrence, who controls 1.06% of our Common Stock, has been a Board member for the last 31 years. We believe that Mr. Lawrence's wealth of industry-specific transactional skills and experience qualifies him to serve on our Board. As with most of our other Board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

DAVID J. LUBAR, a director, is President and Chief Executive Officer of Lubar & Co. He began his career in 1977 at Wells Fargo Bank (f/k/a Norwest Bank N.A.) in Minneapolis, where he spent six years in commercial and correspondent banking. Mr. Lubar joined Lubar & Co. in 1983 and has served as lead investor to over 20 companies in a wide range of industries and various stages of development. He currently serves as a director of each of the Lubar companies as well as Nicholas Company, Baird Funds, Ionia Bank (chairman), Milwaukee Brewers Baseball Club, and several other private companies. He previously served on the boards of BMO Financial Corp and Northwestern Mutual Life Insurance Company. He also serves in many community leadership positions throughout the Milwaukee area. Mr. Lubar has a Bachelor of Arts degree from Bowdoin College and Master of Business Administration from the University of Minnesota.

Mr. Lubar controls 11.57% of our Common Stock. Mr. Lubar has 42 years of investment experience with private companies, public stocks, and fixed income. His experience provides him insight from the view of an investor and Board member.

BARBARA A. SUGG, a director, has served on the Board since January 2026. Ms. Sugg brings more than three decades of leadership experience in the energy industry, most recently serving as President and Chief Executive Officer of Southwest Power Pool (“SPP”), a Regional Transmission Organization responsible for electric reliability and wholesale power markets across a multi-state footprint. During her tenure at SPP, she led an organization of more than 800 employees and oversaw significant regional and interregional transmission initiatives, including joint transmission projects totaling approximately $2 billion. She also led the reliable integration of more than 10 gigawatts of energy resources and the expansion of SPP into the western interconnection, making it the first RTO to operate across multiple interconnections.

Prior to becoming Chief Executive Officer of SPP, Ms. Sugg served as Senior Vice President of Information Technology and Chief Security Officer, where she directed large-scale technology modernization efforts and strengthened cybersecurity and system resilience across critical operations. She has extensive board and governance experience, including serving as a voting member of the SPP Board of Directors and chairing its Corporate Governance Committee, and currently serves on several civic and nonprofit boards.

Ms. Sugg is certified by the National Association of Corporate Directors in Cyber Security Oversight. She holds a Bachelor of Science in Computer Science from the University of Louisiana at Lafayette and completed the Advanced Management Program at Harvard Business School.

CHARLES R. WESLEY, IV, a director, serves as a founding partner of Thoroughbred Resources LP and leads the firm’s efforts on its terminals, logistics and natural resources assets as well as private equity relationships.  Mr. Wesley’s prior roles include serving as Chief Executive Officer of Thoroughbred Resources, Chief Planning and Commercial officer of Ramaco Resources (Nasdaq: METC), Senior Director of Finance at Lumen Technologies (NYSE:LUMN), where he was also responsible for the operation and ultimate disposition of the company’s coal mining operations. He began his legal career at the law firms of Akin, Gump, Strauss, Hauer & Feld and Strasburger & Price, focusing on international energy transactions, having previously worked at a coal company as a mine engineer. He is an active private investor in natural resources, financial technology and craft brewing and is a board member across multiple industries and philanthropic organizations. Mr. Wesley holds a Juris Doctorate from the University of Kentucky College of Law and a Bachelor of Science in Mining Engineering from Virginia Polytechnic Institute.

Mr. Wesley brings a wealth of invaluable coal mining industry knowledge and experience to the Board. His vast knowledge of the industry assists the Board in driving future and potential growth and expansion opportunities.

Below is an overview of our current directors and each of the director nominees you are being asked to elect at the Annual Meeting.

Name and Principal Occupation	Age	Board Member Since	Independent	Audit Committee	Compensation Committee	Nominating Committee
Brent K. Bilsland	52	2009
Chairman of the Board, President, and Chief Executive Officer, Hallador Energy Company
Zarrell Gray	59	2024	✔	✔		Chair
Executive Advisor to Teays River
Daniel Hudson	60	2026	✔
Chairman and Chief Executive Officer of Woodlands Energy Management, LLC
Bryan H. Lawrence	83	1995	✔	✔
Managing Member of Yorktown Partners LLC
David J. Lubar	71	2018	✔	Chair	✔
Director, Chief Executive Officer and President of Lubar & Co.
Barbara A. Sugg	61	2026	✔	✔	✔

Charles R. Wesley, IV	47	2018	✔		Chair	✔
President of Thoroughbred Resources LP

Our Named Executive Officers Who Are Not Directors

HEATH A. LOVELL, age 50, was appointed Chief Operating Officer on March 6, 2026, and has served as President of Hallador Power Company since 2022 and President of Sunrise Coal since June 2024. Prior to joining Hallador, Mr. Lovell was the Vice President – Public Affairs for Alliance Coal, LLC since June of 2017. Before that, he was Vice President of Operations for Alliance Coal covering Illinois, Indiana, and parts of Western Kentucky. He had been with Alliance Coal since 2006 and held several other positions including General Manager of River View Coal, LLC and General Manager of Webster County Coal, LLC. Mr. Lovell was responsible for the development of River View in 2009 with its nine units of operations and initial capital investment of $270 million. Before joining Alliance, Mr. Lovell was Vice President and Partner of Dodge Hill Mining, LLC. He has over 26 years of experience in the mining industry and has a Master of Business Administration and a Bachelor of Science degree in Electrical Engineering from the University of Kentucky.

Mr. Lovell has served as the Chairman of the Kentucky Coal Association Board of Directors, West Virginia Coal Association Board of Directors, Indiana Coal Association Board of Directors, Reliable Energy, Inc. Board of Directors, as well as a Board Member of the American Coal Council and an appointed member of the National Coal Council.

TODD E. TELESZ, age 55, has served as Chief Financial Officer of Hallador Energy Company since June 2025. Mr. Telesz is an accomplished financial executive with extensive experience in the power sector.

Before joining Hallador, Mr. Telesz served as Chief Financial Officer of Tri-State Generation and Transmission Association, Inc., a non-profit generation and transmission cooperative. He also held the positions as Chief Executive Officer at Basin Electric, one of the nation’s largest cooperative associations, and as Senior Vice President of CoBank's power, energy, and utilities division.

Mr. Telesz brings a well-rounded understanding of the energy sector, including generation and transmission cooperatives, investor-owned utilities, midstream oil and gas, and renewable energy. His strategic insight, paired with a deep respect for the cooperative business model, makes him a valuable leader as Hallador continues to position itself as a vertically integrated Independent Power Producer.

Mr. Telesz holds a Bachelor of Science in Economics, with honors, from The Wharton School of the University of Pennsylvania, and serves on several not-for-profit boards of directors.

BOARD AND ITS COMMITTEES

Board Leadership and Structure

Chairman

Currently, Mr. Bilsland serves as both Chairman and Chief Executive Officer. The Board believes that this combined role is appropriate at this time because it promotes unified leadership and effective communication between management and the Board and provides the Board with direct insight into the Company's day-to-day operations and key strategic priorities.

The Board believes it maintains effective independent oversight of management through the composition of its Board and committees. The Company's directors have significant equity ownership, further aligning their interests with those of shareholders and supporting active, engaged oversight.

The Company does not have a Lead Independent Director.

Each of the Board's standing committees is chaired by an independent director. The Chair of each committee reports regularly to the full Board regarding the committee's activities, discussions, and recommendations.

Independent and Non-Management Directors

After considering the independence standards adopted by Nasdaq, the SEC, and other factors described herein, the Board has determined that all of our current directors and director nominees, other than Mr. Bilsland, are independent.

Board and Committee Oversight of Risk Management and Cyber Security

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Bilsland on the risks we face. Our risk management processes are intended to identify, manage, and control risks in a manner that is appropriate to our scope, operations, and business objectives. The Board interacts with senior management regarding the assessment and mitigation of the most significant risks facing the Company across a range of categories, including strategic, financial, operational, environmental, health and safety, legal and compliance, and reputational risks. The Audit Committee also meets without management present to, among other things, discuss our risk management culture and processes. In the event that a committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly concerning interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Code of Conduct

Our Board adopted the Company's Code of Conduct, which sets out general expectations regarding ethical standards that our directors, officers, and employees are expected to adhere to while acting on our behalf. The Code of Conduct provides, among other things, that our directors, officers, and employees will: (i) comply with all laws, rules, and regulations applicable to us; (ii) avoid conflicts of interest; (iii) protect our assets and maintain our confidentiality; (iv) honestly and accurately maintain records and make required disclosures; and (v) promote ethical behavior and report violations of laws, rules, regulations or the Code of Conduct.

The Code of Conduct is available on our website, www.halladorenergy.com.

Board Meetings and Attendance

During 2025, our Board held six regular meetings; our Audit Committee held four meetings; our Compensation Committee held three meetings; and our Nominating Committee and Corporate Governance Committee held three meetings. These meetings include those held in person and by conference call, but do not include actions taken by unanimous written consent.

With the exception of Mr. Hudson and Ms. Sugg, who were appointed to the Board in 2026, the directors seeking to be re-elected attended at least 75% of the Board and committee meetings during 2025.

We do not have a specific policy regarding attendance at the Annual Meeting. All directors, however, are encouraged to attend if available. All our directors, except for Mr. Lawrence, attended the 2025 Annual Meeting of Shareholders.

Executive Sessions of Non-Management Directors

To promote open discussions, our non-management directors meet in executive sessions regularly after scheduled Board meetings.

Committees

Our Board has three separately designated standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The committee charters are available on our website, www.halladorenergy.com.

The membership and purposes of each of the committees are described below.

Audit Committee
David J. Lubar Chair and Financial Expert Zarrell Gray Bryan H. Lawrence Barbara A. Sugg

All our Audit Committee members are "independent" as defined by the Nasdaq listing standards, including those standards applicable specifically to audit committee members. Also, no member of the Audit Committee has served as one of our officers or employees at any time. All members of the Audit Committee are "non-employee directors" as defined in SEC rules. In addition to regularly scheduled meetings, the committee meets separately in executive sessions with representatives of our independent auditor. The Audit Committee approves the appointment and services of the independent auditor and reviews the general scope of the audit and audit-related services, matters relating to internal controls, and other matters related to accounting and reporting functions. The Audit Committee assists the Board in fulfilling its oversight responsibilities concerning:

	(i)	The integrity of the financial reports and other financial information provided by us to the public or any governmental body;

	(ii)	our compliance with legal and regulatory requirements;

	(iii)	our systems of internal controls over financial reporting;

	(iv)	the qualifications and independence of our independent auditors;

	(v)	our auditing, accounting, and financial reporting processes generally; and

	(vi)	the performance of such other functions as the Board may assign from time to time.

To this end, the Audit Committee maintains free and open communication with the Board, the independent auditors, and any other person responsible for our financial management. The Board also determined that Mr. Lubar qualifies as an audit committee financial expert under the applicable SEC rules.

Compensation Committee
Charles R. Wesley, IV Chair David J. Lubar Barbara A. Sugg

All our Compensation Committee members are "independent" as defined by the Nasdaq listing standards, including those standards that apply specifically to compensation committee members. Also, no member of the Compensation Committee has served as one of our officers or employees at any time. All members of the Compensation Committee are "non-employee directors" as defined in SEC rules. The purpose of our Compensation Committee is to:

	(i)	oversee our executive and director compensation; and

	(ii)	oversee and administer our stock incentive plans.

Nominating Committee
Zarrell Gray Chair Charles R. Wesley, IV

No member of the Nominating Committee has served as one of our officers or employees at any time. All members of the Nominating Committee are independent, as defined in SEC rules. The purpose of our Nominating Committee is to:

(i)

assist our Board by identifying individuals qualified for election and re-election as Board members and to recommend to our Board, the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us; and

(ii)

recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us, and act on specific matters within its delegated authority, as determined by the Board from time to time.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment and willingness to devote adequate time to director duties, diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time. Stock ownership could also be a consideration.

Shareholder Engagement

Engagement with our shareholders is an important part of our approach to corporate governance. Through these interactions, we aim to understand shareholder perspectives on our Company's operations, governance practices, and long-term strategy. Feedback received from shareholders is shared regularly with the Company's management and the Board, as appropriate, and may be considered in evaluating the Company's practices and strategic direction.

The Company engages with shareholders regularly and communicates with them through a number of forums, including investor conferences, quarterly earnings calls and webcasts, SEC filings, in-person and virtual meetings, and press releases. We are committed to maintaining open, constructive, and consistent communication and engagement with shareholders.

Shareholders who wish to contact our Board or any individual director regarding Hallador may do so by mail addressed to our Corporate Secretary at Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana, 47802. For shareholders interested in contacting our management team, please reach out to Elevate IR at HNRG@elevate-ir.com.

Relevant communications received in writing are distributed to our Board or to individual directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy that applies to our officers and directors. This policy prohibits the trading of our securities when in possession of material non-public information. In addition, it bans hedging our securities, including short sales, purchases, and sales of derivative securities based on our securities. The policy also prohibits the pledging of our securities, except when our Audit Committee approves an exemption. Since adopting our insider trading policy, the Audit Committee has not granted any exemptions to the policy's general prohibition on pledging.

Equity Award Grant Practices

The Compensation Committee typically approves and grants equity awards to our named executive officers biennially, with each such award having a target grant date value as set forth in a two-year executive officer plan that is adopted by the Compensation Committee in advance of such grants. Awards granted to any newly hired or promoted executive officers are typically made on or close in time to the effective date of hire or promotion. We generally aim to avoid granting equity awards, including stock options (or similar awards), in anticipation of the release of material non-public information that is likely to result in changes to the price of our Common Stock, and the release of material non-public information is not timed based on stock option or other equity award grant dates. We do not currently grant stock options or similar stock appreciation awards as part of our equity compensation program. Accordingly, during the last completed fiscal year, we did not grant any stock options (or similar awards) to our named executive officers during any period beginning four business days before the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company current report on Form 8-K that disclosed material nonpublic information (other than a Company current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such reports. If stock options were to be granted in the future, the Company would generally aim to avoid granting such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock.

Ownership Policy

Although we do not have a formal stock ownership policy for our named executive officers, they own a significant portion of our Common Stock through stock ownership, including shares acquired in connection with the vesting of restricted stock units.

Compensation Recovery ("Clawback") Policy

We have adopted a compensation recovery (“clawback”) policy as required by Rule 10D-1 under the Securities Exchange Act of 1934 and Nasdaq rules. This policy requires recovering certain erroneously awarded incentive compensation from officers if an accounting restatement is needed to correct the Company's material noncompliance with financial reporting requirements under securities laws. The policy is filed as Exhibit 97.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and is incorporated herein by reference.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require our Section 16 officers, directors, and anyone owning over 10% of our Common Stock to file forms with the SEC. After reviewing these reports, we believe all were filed on time except the Form 3 filings for Todd E. Telesz and Eric M. Van Deman, which were late due to delays in EDGAR code approval.

NON-EMPLOYEE DIRECTOR COMPENSATION

2025 Director Compensation

Each non-employee Board member, except Mr. Lawrence, who declined compensation, receives an annual Board retainer. In March 2025, the Board, with input from its independent compensation consultant F.W. Cook & Co., reviewed the non-employee director compensation program and approved changes effective January 1, 2025.

As a result of this review, the annual retainer paid to non-employee directors increased from $50,000 to $75,000, and the additional annual retainer paid to the Chair of the Audit Committee increased from $25,000 to $35,000. Each retainer is paid quarterly in arrears.

The Board also determined that 50% of both the annual Board retainer and any committee chair fee will be paid in fully vested shares of Common Stock. The number of shares will be determined based on the closing price of the Common Stock on the applicable payment date.

The following table sets forth information concerning the compensation earned by or paid to the non-employee members of our Board during the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Brent K. Bilsland(3)	—	—	—
Zarrell Gray(4)	50,000	50,000	100,000
David C. Hardie	37,500	37,500	75,000
Bryan H. Lawrence(5)	—	—	—
David J. Lubar(6)	55,000	55,000	110,000
Charles R. Wesley, IV(7)	50,000	50,000	100,000

(1)	During 2025, each non-employee director received an annual Board retainer of $75,000, and committee chairs received an additional annual fee for serving as chair of the applicable committee.
(2)

Beginning January 1, 2025, 50% of the annual Board retainer and committee chair fee is paid in fully vested shares of Common Stock, with the number of shares determined based on the closing price of the Common Stock on the applicable payment date. None of our non-employee Board members held any unexercised stock options (whether vested or unvested) or unvested stock awards (including unvested restricted stock units) as of December 31, 2025.

(3)	Mr. Bilsland is an employee of the Company and therefore does not receive additional compensation for his service as a director.
(4)	Mr. Gray received an additional $25,000 for his service as the Chair of the Nominating Committee.
(5)	Mr. Lawrence declined compensation for his service as member of the Board.
(6)	Mr. Lubar received an additional $35,000 for his service as the Chair of the Audit Committee.
(7)	Mr. Wesley received an additional $25,000 for his service as the Chair of the Compensation Committee.

2026 Non-Employee Director Compensation

In November 2025, the Compensation Committee engaged Korn Ferry, an independent compensation consulting firm, to review relevant market data and provide recommendations regarding compensation for the Company’s non-employee Board members. As part of its review, Korn Ferry analyzed compensation practices of similarly situated companies and assessed the competitiveness of the Company’s director compensation program.

Based on this review and Korn Ferry’s recommendations, the Compensation Committee recommended and the Board approved revisions to the Company’s non-employee director compensation program, effective January 1, 2026.

Under the revised program, the amount of annual retainer paid to non-employee Board members will increase to $200,000. This amount will be split equally, with half paid in cash on a quarterly basis in arrears and half awarded as restricted stock units (“RSUs”) under the Company’s Second Amended and Restated 2008 Restricted Stock Unit Plan (as amended and restated, the “RSU Plan”). The RSUs will be granted immediately following the annual shareholders’ meeting, vesting over one year, and their value will be determined by the 10-day volume weighted average trading price preceding the meeting.

In addition, the Chairs of the Compensation Committee and the Nominating and Governance Committee will each continue to be paid an additional $25,000, while the Chair of the Audit Committee will continue to receive an additional $35,000. All committee chairs are independent directors.

PROPOSAL NO. 2: APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICERS' COMPENSATION.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" HALLADOR'S NAMED EXECUTIVE OFFICER COMPENSATION.

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement, as set forth in the "Summary Compensation Table" in accordance with the compensation disclosure rules of the SEC.

The Board recommends that shareholders support the following resolution.

RESOLVED, that the shareholders approve, on an advisory basis, Hallador's compensation of its named executive officers, as disclosed in Hallador's Proxy Statement for the Annual Meeting, pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and all other tables and narrative disclosures regarding named executive officer compensation.

This advisory proposal is not binding.

A majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy must vote FOR the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote on this proposal unless you give voting instructions. Broker non-votes will not affect the vote on this proposal. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our named executive officers, but the outcome of the say-on-pay vote will be considered by the Compensation Committee when making future compensation decisions.

EXECUTIVE COMPENSATION

NARRATIVE DISCLOSURE OF EXECUTIVE COMPENSATION

Compensation of our named executive officers (referred to as “named executive officers” or “NEOs” below) is determined under our executive officer plan, which is reviewed and updated annually by the Compensation Committee. The table below reflects the 2025 compensation levels for our NEOs:

Name	Annual Base Salary	Annual Target Bonus	Value of RSU Grants
Brent K. Bilsland	$675,000	$462,000	—
Heath A. Lovell	$450,000	$300,000	—
Marjorie A. Hargrave (1)	$400,000	$200,000	—
Todd E. Telesz (2)	$500,000	$175,000	$400,000

(1)	Ms. Hargrave resigned from the Company effective June 23, 2025.
(2)	Mr. Telesz joined the Company on June 23, 2025.

Compensation Philosophy and Objectives

Traditionally, the Compensation Committee has determined compensation amounts using various informal factors, such as our financial status, available resources, the need to attract and retain executive talent, and comparisons with the pay levels of other executives at the time of each decision. In reaching these decisions, the committee has considered the competitive market for similar positions in our peer group, drawing on general knowledge of executive compensation among industry peers from informal conversations with recruiting firms, research, and personal experience with the market (e.g., whether we use a consulting firm). Therefore, the Compensation Committee does not formally benchmark executive compensation against our peer group or use a strict formula to set executive pay according to survey data. Instead, the committee bases its decisions on the aforementioned factors and information. For all named executive officers except our Chief Executive Officer, decisions were also influenced by recommendations from our Chief Executive Officer, as detailed below.

2025 Say-on-Pay Vote

At our 2025 Annual Meeting of Shareholders, approximately 75% of the votes cast were in favor of our advisory “Say-on-Pay” proposal regarding the compensation of our named executive officers. We believe this level of support reflects our shareholders' continued confidence in our executive compensation program and our pay-for-performance philosophy. Our compensation program is designed to align executive compensation with Company performance and the creation of long-term shareholder value.

The Compensation Committee carefully considers the outcome of the Company's advisory Say-on-Pay vote when making compensation decisions for our executive officers. While the Say-on-Pay vote is advisory and not binding on the Company or the Board, the Compensation Committee values the perspectives of our shareholders and considers the results of the vote as part of its ongoing evaluation of the Company's executive compensation program. Considering the shareholder support received at the 2025 Annual Meeting, the Compensation Committee determined that the Company's current executive compensation program continues to appropriately support its compensation objectives.

Compensation Committee Procedures and Role of the Compensation Consultant

Process for Determining Executive Compensation

For executive officers other than the Chief Executive Officer, the Compensation Committee receives and reviews reports and recommendations from the Chief Executive Officer regarding the performance and recommended compensation of the other executive officers of the Company. After considering these recommendations, the Compensation Committee then proposes to the Board the annual compensation packages for these officers, which include salary, incentive, and equity compensation components.

During Compensation Committee discussions about the compensation levels of the Company’s executive officers, excluding the Chief Executive Officer, the Chief Executive Officer may be present and participate in the evaluation process. However, the Chief Executive Officer does not have a vote in these deliberations.

The Compensation Committee also conducts an annual analysis of the Chief Executive Officer’s performance. Based on its assessment, and with input from any consultants engaged by the Committee, it recommends to the Board the Chief Executive Officer’s base salary, cash performance awards, and grants of long-term equity incentive awards.

The Compensation Committee holds both formal and informal sessions before determining executive compensation. During its deliberations, the Committee evaluates multiple factors, including industry-wide compensation standards, the importance of each executive to the Company's sustained success and operations, and performance metrics for individual executives and the business as a whole.

Our Compensation Committee believes our compensation program to be well designed to achieve the following objectives:

●	Attract and keep skilled, experienced executives.
●	Reward executives vital to our success.
●	Align executive and shareholder interests by linking rewards to shareholder value.
●	Recognize individual contributions to ensure fairness.
●	Encourage teamwork by aligning personal and company goals.
●	Compensate executives to motivate long-term business growth.

Elements of Compensation

Our current executive compensation program, established by the Compensation Committee, comprises several core components that collectively address both company and individual goals.

Base Salary - A fundamental aspect of our compensation program is base salary. This fixed component provides executives with a stable income and serves as the foundation of total compensation.

Annual Cash Performance Incentive Bonuses - Executives are eligible for annual cash incentive bonuses tied to overall company performance.  These incentives are designed to motivate executives to meet and exceed safety, financial and operational targets. In 2026, a portion of performance incentive bonuses will include achievement of strategic goals.

Long-Term Equity-Based Compensation - We periodically grant long-term equity-based compensation restricted stock units.  These awards align executives' interests with shareholders and encourage sustained business growth.

Other Benefits – Our executives are eligible to participate in our health and welfare programs, and our 401(k) plan on the same basis as other employees.

Severance Plan - Certain executives participate in a severance plan that provides termination benefits in the event of certain employment termination.

Retention Bonus – Provides bonuses in case of a change in control.

We integrate these components to design compensation packages that ensure competitive remuneration, incentivize the attainment of safety, financial, operational, and strategic goals, and align the interests of our executive leadership with those of our shareholders.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our NEOs in fiscal years ended December 31, 2025, and 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Brent K. Bilsland	2025	675,000	94,177	659,230	-	14,000	1,442,407
President and Chief Executive Officer	2024	658,846	169,400	184,800	1,800,000	10,725	2,823,771

Heath A. Lovell	2025	450,000	61,153	428,072	-	14,000	953,225
Chief Operating Officer	2024	436,539	110,000	120,000	700,000	13,800	1,380,339

Todd E. Telesz (5)	2025	250,000	18,907	132,345	400,000	4,615	805,867
Chief Financial Officer

Marjorie Hargrave (6)	2025	201,539	153,333	-	-	777,893	1,132,765
Former Chief Financial Officer	2024	281,539	73,333	80,000	500,000	6,769	941,641

(1)	The amounts disclosed in the Bonus column reflect discretionary bonuses under the executive officer plan.
(2)	The amounts disclosed in the Non-Equity Incentive Plan Compensation column reflect amounts paid in respect of our executive officer bonus performance plan, as determined by the Compensation Committee.
(3)

The amounts disclosed in the Stock Awards column represent the aggregate grant date fair value of time-based restricted stock units, or RSUs, computed in accordance with Financial Accounting Standard Board's Accounting Standards Codification Topic 718, disregarding for this purpose the estimate of forfeitures and do not necessarily correspond to the actual value that might be realized by the NEOs, which depends on the market value of our Common Stock on a date in the future when the award vests or is settled, as applicable. Amounts disclosed in this column reflect the closing market price per share on the respective grant dates of the time-based RSUs. For additional information, including a discussion of the assumptions used to calculate these values, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(4)

The amounts disclosed in the All-Other Compensation column reflect matching contributions by the Company to our 401(k) plan. For Ms. Hargrave, the amount disclosed in 2025 also reflects certain amounts received by her in connection with the termination of her employment on June 23, 2025, pursuant to the terms of a separation agreement between the Company and Ms. Hargrave.

(5)

Mr. Telesz joined the Company on June 23, 2025 as its Chief Financial Officer. Mr. Telesz was not a NEO during the fiscal year ended December 31, 2024, and, therefore, in accordance with the SEC regulations, only compensation information for the fiscal year ended December 31, 2025, is included in the Summary Compensation Table.

(6)	Ms. Hargrave ceased to be our Chief Financial Officer effective as of June 23, 2025.

2024 Executive Officer Plan and Severance Arrangements

In June 2025, the Board approved an amendment to the Hallador Energy Company 2024 Executive Officer Plan (the “2024 EO Plan”) in connection with the appointment of Mr. Telesz as the Company’s Chief Financial Officer, effective June 23, 2025. The amendment to the 2024 EO Plan was designed to support the recruitment and retention of Mr. Telesz as the Company’s Chief Financial Officer and to align compensation with the Company’s strategic objectives and long-term shareholder value creation.

The 2024 EO Plan applied to the two-year period beginning on April 1, 2024 and ending on March 31, 2026, and covered the Company’s Chief Executive Officer and Chief Financial Officer and the President of Hallador Power Company, LLC (which reflected Mr. Lovell’s title prior to his appointment as the Company’s Chief Operating Officer effective March 6, 2026). The 2024 EO Plan provided for base salary, a retention bonus payable in connection with a change in control, restricted stock unit awards granted under the RSU Plan, annual performance bonuses for fiscal years 2024 and 2025, and certain severance protections. In connection with the 2024 EO Plan, the Company entered into individual severance agreements (each, a “Prior Severance Agreement”) with each of Messrs. Bilsland and Lovell on April 1, 2024 and with Mr. Telesz on June 23, 2025, which agreements would have provided for payments upon a qualifying termination of the executive’s employment, as described in further detail under “Potential Payments Upon Termination” below.

2026 Executive Officer Plan and Severance Arrangements

In April 2026, the Board adopted the Hallador Energy Company 2026 Executive Officer Plan (the “2026 EO Plan”) for the one-year period beginning on April 1, 2026, and ending on March 31, 2027. The 2026 EO Plan provides for base salary, a retention bonus payable in connection with a change in control, restricted stock unit awards granted under the RSU Plan, annual performance bonuses for fiscal year 2026, and certain severance protections. The 2026 EO Plan is designed to support the recruitment and retention of the Company’s executive officers and to align compensation with the Company’s strategic objectives and long-term shareholder value creation. In connection with the 2026 EO Plan, each of Messrs. Bilsland, Lovell and Telesz entered into new one-year severance agreements (each, a “Current Severance Agreement”) that expires on the earlier of March 31, 2027, or a change of control of the Company, as described in further detail under “Potential Payments Upon Termination” below.

Executive Officer Bonus Performance Plan

In March 2024, the Compensation Committee established the performance goals applicable to each of our named executive officer’s performance bonus for the 2024 and 2025 performance sub-periods. The following tables summarize the performance goals and the corresponding threshold, target, and maximum payout opportunities for each one year performance sub-period. A portion of each executive’s target bonus is allocated to each performance measure based on the relative base points assigned to that measure.

Performance against each performance goal and the corresponding payout are determined independently, and the level of attainment for any performance measure does not affect the payout associated with any other performance measure. No payout is available for a performance measure if performance is at or below the threshold level. For performance above the threshold level but below the target level, and for performance above the target level but below the maximum level, the payout is determined by straight-line interpolation between zero and the target payout amount and between the target and maximum payout amounts, respectively.

The Compensation Committee retains the discretion to adjust or modify the calculated payout amounts based on its assessment of overall Company performance, individual performance, and other factors it determines to be relevant.

Brent K. Bilsland – President and Chief Executive Officer

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold ($)	Payout at Target ($)	Payout at Maximum ($)
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89.00%	78.00%	0	23,100	46,200
	Violations Per Inspection Day (National Average)	5	0.50%	0.42%	0.34%	0	23,100	46,200
Safety (Power) Note 2	Incident Rate	5	5.40%	4.50%	3.60%	0	23,100	46,200
	Safety Inspection Rate	5	1.00%	1.25%	1.50%	0	23,100	46,200
Financial	Adjusted EBITDA ($ million)	60	34.30	49.00	63.70	0	277,200	554,400
Discretionary		20				0	92,400	184,800

Heath A. Lovell – Chief Operating Officer

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold ($)	Payout at Target ($)	Payout at Maximum ($)
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89.00%	78.00%	0	15,000	30,000
	Violations Per Inspection Day (National Average)	5	0.50%	0.42%	0.34%	0	15,000	30,000
Safety (Power) Note 2	Incident Rate	5	5.40%	4.50%	3.60%	0	15,000	30,000
	Safety Inspection Rate	5	1.00%	1.25%	1.50%	0	15,000	30,000
Financial	Adjusted EBITDA ($ million)	60	34.30	49.00	63.70	0	180,000	360,000
Discretionary		20				0	60,000	120,000

Note 1: Safety (Sunrise) is based on Sunrise Coal’s performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance sub-period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Sunrise Coal management.

Note 2: Safety (Power) is based on Hallador Power’s performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Hallador Power management.

Todd E. Telesz – Chief Financial Officer

As Chief Financial Officer, Mr. Telesz is eligible to receive annual performance bonuses for fiscal year 2025 under the Company’s Executive Officer Bonus Performance Plan. The target annual bonus opportunity is $175,000.

For the 2025 performance period, the bonus opportunity for Mr. Telesz was prorated based on the number of days Mr. Telesz was employed by the Company beginning as of his start date of June 23, 2025.

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold ($)	Payout at Target ($)	Payout at Maximum ($)
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89%	78.00%	0	8,750	17,500
	Violations Per Inspection Day (National Average)	5	0.50%	0.42%	0.34%	0	8,750	17,500
Safety (Power) Note 2	Incident Rate	5	5.40%	4.50%	3.60%	0	8,750	17,500
	Safety Inspection Rate	5	1.00%	1.25%	1.50%	0	8,750	17,500
Financial	Adjusted EBITDA ($ million)	60	25.6	32.00	38.40	0	105,000	210,000
Discretionary		20				0	35,000	70,000

Note 1: Safety (Sunrise) is based on Sunrise Coal’s performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2025 Performance Period, safety will be determined relative to the 2021 – 2024 period. For the 2026 Performance Period, safety will be determined relative to the 2022 – 2025 period. Actual results for each safety measure will be calculated by Sunrise Coal management with final results available.

Note 2: Safety (Power) is based on Hallador Power’s performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2025 Performance Period, safety will be determined relative to the 2021 – 2024 period. For the 2026 Performance Period, safety will be determined relative to the 2022 – 2025 period. Actual results for each safety measure will be calculated by Hallador Power management with final results available.

Note 3: For the 2025 Performance Period only, the amounts for the Payout at Target, Payout at Maximum and any payout between threshold and target or target and maximum, as applicable, are pro-rated based on the actual number of days that Mr. Telesz was employed by the Company in 2025. Based on Mr. Telesz’s start date of June 23, 2025, the Payout at Target and Payout at Maximum is 53% of the amounts shown in the above table.

2025 Bonus Payout

In March 2026, the Compensation Committee evaluated the levels of achievement of the various performance measures for 2025 and made the following determinations based on the tables above. Except for the Sunrise severity measure goal, which did not meet the target, all other performance targets were achieved or exceeded.

The Compensation Committee also awarded the discretionary amount at target payout, noting the skills, capabilities and commitment of the management team and the many impressive and important accomplishments made last year.

The combination of the above resulted in a performance bonus payout of 163% of target.

Name	2025 Annual Target Bonus	2025 Annual Bonus Paid in April 2026
Brent K. Bilsland	$462,000	$753,407
Heath A. Lovell	$300,000	$489,225
Todd E. Telesz (1)	$175,000	$151,252
_______________
(1) Prorated based on Mr. Telesz’ start date of June 23, 2025.

Outstanding Equity Awards at December 31, 2025

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Vesting Schedule
Brent K. Bilsland	September 6, 2024	210,157	$4,001,389	105,079 vest March 31, 2026 105,078 vest March 31, 2027
Heath A. Lovell	September 6, 2024	81,728	$1,556,101	40,864 vest March 31, 2026 40,864 vest March 31, 2027
Todd E. Telesz	September 24, 2025	24,907	$474,229	8,219 vest June 23, 2026 8,219 vest June 23, 2027 8,469 vest June 23, 2028

Market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2025, which was $19.04 per share.

Equity Compensation Plan Information

On May 29, 2025, we adopted the Second Amended and Restated 2008 Restricted Stock Unit Plan, which allows us to issue shares of our Common Stock to eligible individuals upon the vesting requirements set by the Compensation Committee, which serves as the administrator. The amendment to the RSU Plan increased the number of shares of Common Stock that may be issued under the RSU Plan by 2,000,000 shares. Accordingly, the following table provides information as of December 31, 2025, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders(1)	586,101(2)	— (3)	2,003,427
Equity compensation plans not approved by shareholders	—	—	—
Total	586,101(2)	— (3)	2,003,427

(1)	Includes our RSU Plan.
(2)	Represents 586,101 shares issuable upon the vesting of RSUs.
(3)	No weighted-average exercise price is reported for outstanding RSU awards since such awards have no exercise price.

Potential Payments Upon Termination

Payments Under the 2024 Executive Officer Plan

As of December 31, 2025, our NEOs were eligible to receive certain payments and benefits upon a qualifying termination of employment under the 2024 EO Plan. Potential payments under the 2024 EO Plan upon such a termination fell into two categories: (i) retention payments payable in connection with a change in control, and (ii) severance payments payable pursuant to the individual Prior Severance Agreements entered into in connection with the 2024 EO Plan.

Change-in-Control Retention Payments

Under the 2024 EO Plan, each named executive officer who remained employed by the Company through the closing of a transaction constituting a “change in control” (as defined in the 2024 EO Plan) would have been entitled to receive a lump sum retention payment, subject to his execution, delivery and non-revocation of a general release of claims in favor of the Company. If, following the announcement or signing of a transaction constituting a change in control but prior to its closing, a named executive officer’s employment was terminated by the Company without “cause” or the officer resigned for “good reason” (each as defined in the 2024 EO Plan), he would have remained eligible for the retention payment, reduced on a dollar-for-dollar basis (but not below zero) by any severance paid under his Prior Severance Agreement.

As of December 31, 2025, the retention payment amounts for each named executive officer were as follows:

●	Brent K. Bilsland, President and Chief Executive Officer. Mr. Bilsland would have been entitled to a lump sum retention payment of $1,181,250 if he remained employed through the closing and was engaged by the acquiring company to continue working following the transaction, or $1,350,000 if the acquiring company did not engage him to continue working following the transaction. In addition, Mr. Bilsland would have been entitled to an amount equal to his annualized performance bonus for the most recently completed fiscal year, pro-rated for the period served in the fiscal year in which the closing occurred.
●	Heath A. Lovell, Chief Operating Officer. Mr. Lovell would have been entitled to a lump sum retention payment of $787,500 if he remained employed through the closing and was engaged by the acquiring company to continue working following the transaction, or $900,000 if the acquiring company did not engage him to continue working following the transaction. In addition, Mr. Lovell would have been entitled to an amount equal to his annualized performance bonus for the most recently completed fiscal year, pro-rated for the period served in the fiscal year in which the closing occurred.

●	Todd E. Telesz, Chief Financial Officer. Mr. Telesz would have been entitled to a lump sum retention payment of $875,000 if he remained employed through the closing and was engaged by the acquiring company to continue working following the transaction, or $1,000,000 if the acquiring company did not engage him to continue working following the transaction. In addition, Mr. Telesz would have been entitled to an amount equal to his annualized performance bonus for the most recently completed fiscal year, pro-rated for the period served in the fiscal year in which the closing occurred.

The retention payments described above for each of Messrs. Bilsland, Lovell and Telesz could, if the officer is employed at the time of the change in control, have been conditioned on agreeing with the acquirer, if so requested, to continue to work for the acquirer for a period of three months following the closing, provided the acquirer agreed to pay a monthly base salary no less than the officer’s base salary rate in effect before the transaction and an additional retention payment equal to 25% of the performance bonus for the most recently completed fiscal year.

Acceleration of Unvested RSUs

Vesting would be accelerated for any outstanding and unvested RSUs that were held by our named executive officers upon either (i) a change in control, or (ii) a termination of employment by the Company without cause, or the NEO’s resignation for good reason. If either of these events had occurred on December 31, 2025, Messrs. Bilsland, Lovell and Telesz would have realized $4,001,390, $1,556,101 and $474,229, respectively, based on their then-unvested RSUs multiplied by the closing market price per share of Common Stock on December 31, 2025, which was $19.04 per share.

Prior Severance Agreements

As described above, the Company entered into individual Prior Severance Agreements with each of its named executive officers in connection with the 2024 EO Plan. These Prior Severance Agreements provided for payments upon a qualifying termination of employment, regardless of whether the termination was in connection with a change in control.

●	Brent K. Bilsland. Under Mr. Bilsland’s Prior Severance Agreement, dated April 1, 2024, in the event of a termination by the Company without cause or due to Mr. Bilsland’s resignation for good reason, Mr. Bilsland would have been entitled to a severance payment equal to eighteen (18) months of his then-current base salary, plus the amount of the annual bonus received by him for the fiscal year prior to the year of termination. If Mr. Bilsland resigned without good reason, he would have been entitled to nine (9) months of his then-current base salary, plus a pro-rata portion of his prior-year annual bonus. In either case, payment was conditioned on his execution, delivery and non-revocation of a general release of claims. If Mr. Bilsland’s employment had been terminated without cause, or if he had resigned for good reason, on December 31, 2025, he would have been entitled to approximately $1,289,700 in cash severance (or approximately $644,850 in the event of a resignation without good reason), based on his base salary as in effect on that date and his 2024 performance bonus.
●	Heath A. Lovell. Under Mr. Lovell’s Prior Severance Agreement, dated April 1, 2024, in the event of a termination by the Company without cause or due to Mr. Lovell’s resignation for good reason, Mr. Lovell would have been entitled to a severance payment equal to eighteen (18) months of his then-current base salary, plus the amount of the annual bonus received by him for the fiscal year prior to the year of termination. If Mr. Lovell resigned without good reason, he would have been entitled to nine (9) months of his then-current base salary, plus a pro-rata portion of his prior-year annual bonus. In either case, payment was conditioned on his execution, delivery and non-revocation of a general release of claims. If Mr. Lovell’s employment had been terminated without cause, or if he had resigned for good reason, on December 31, 2025, he would have been entitled to approximately $905,000 in cash severance (or approximately $452,500 in the event of a resignation without good reason), based on his base salary as in effect on that date and his prior-year performance bonus.

●	Todd E. Telesz. Under Mr. Telesz’s Prior Severance Agreement, dated June 23, 2025, in the event of a termination by the Company without cause or due to Mr. Telesz’s resignation for good reason, Mr. Telesz would have been entitled to a severance payment equal to eighteen (18) months of his then-current base salary, plus the amount of the annual bonus received by him for the fiscal year prior to the year of termination. If Mr. Telesz resigned without good reason, he would have been entitled to nine (9) months of his then-current base salary, plus a pro-rata portion of his prior-year annual bonus. In either case, payment was conditioned on his execution, delivery and non-revocation of a general release of claims. If Mr. Telesz’s employment had been terminated without cause, or if he had resigned for good reason, on December 31, 2025, he would have been entitled to approximately $750,000 in cash severance (or approximately $375,000 in the event of a resignation without good reason), based on his base salary as in effect on that date and his prior-year performance bonus.

Each of the Prior Severance Agreements terminated effective March 31, 2026.

Subsequent Changes Under the 2026 Executive Officer Plan

As described above, in April 2026 the Board adopted the 2026 EO Plan. The 2026 EO Plan introduced the following changes to the potential payments upon termination for each of our named executive officers:

●	Change-in-Control Retention Payments. Under the 2026 EO Plan, the lump sum retention payment for each of Messrs. Bilsland, Lovell and Telesz will no longer vary depending on whether the officer remains employed with the Company following a change in control. In addition, the amount of the retention payment, which is based on the officer's base salary and performance bonus, has been adjusted, and each officer will also be entitled to receive 24 months of health care benefits equivalent to the health care benefits provided by the Company to its employees.
●	Severance Agreements. In connection with the 2026 EO Plan, each of Messrs. Bilsland, Lovell and Telesz entered into a new Current Severance Agreement that expires on the earlier of March 31, 2027 and a change of control of the Company. Under the Current Severance Agreements, a severance payment is available only in the event of a termination by the Company without cause or due to the officer’s resignation for good reason, and the prior provision for a reduced severance payment upon resignation without good reason has been eliminated. For each officer, the severance payment equals twelve (12) months of base salary in effect as of April 1, 2026, plus the amount of the annual bonus received for the fiscal year prior to the year of termination.

Separation Agreement with Ms. Hargrave

The Company is party to a separation agreement with Ms. Hargrave, effective as of June 23, 2025, pursuant to which Ms. Hargrave ceased to be our Chief Financial Officer. The separation agreement with Ms. Hargrave provided (i) for a one-time payment of $753,000, representing eighteen (18) months of base salary, plus $153,333, representing the amount of annual bonus she received for fiscal year 2024, less a $5,000 advance, payable within 15 days after the effective date of the agreement (which is after the expiration of the applicable release revocation period), and (ii) acceleration and vesting of any RSUs granted to Ms. Hargrave in 2024 that had not yet vested as of June 23, 2025, in accordance with the terms of her separation agreement.

PAY VS. PERFORMANCE

The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our non- PEO named executive officers (“Non-PEOs”) along with the relationship of such compensation to total shareholder return and net income performance results for our fiscal years ended December 31, 2025, 2024, and 2023, in accordance with Item 402(v) of Regulation S-K. Values shown in the required table below for “Compensation Actually Paid” are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our PEO and Non-PEOs in such fiscal years. The calculations and analysis below do not necessarily reflect the Company's approach to aligning executive compensation with performance.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO (1)	Compensation actually paid to PEO (2)	Average summary compensation table total for Non-PEO NEOs (1)	Average compensation actually paid to Non-PEO NEOs (2)	Total share- holder return (3)	Peer group total share-holder return (3)	Net income/ (loss) (4)	Company selected measure (5)
2025	$1,442,407	$3,198,733	$963,952	$1,331,065	$190.59	N/A	$41,871,000	N/A
2024	$2,823,771	$4,552,962	$1,187,546	$1,444,697	$114.61	N/A	$(226,138,000)	N/A
2023	$997,800	$721,345	$653,200	$473,490	$88.49	N/A	$44,793,000	N/A

Table Footnotes

(1)

The dollar amounts reported are the average amounts of total compensation reported for our PEO and Non-PEOs in the Summary Compensation Table above. The PEO and Non-PEOs for each year reported are as follows:

Fiscal Year	PEO	Non-PEOs
2025	Brent K. Bilsland	Marjorie Hargrave*, Heath A. Lovell and Todd E. Telesz**
2024	Brent K. Bilsland	Lawrence D. Martin***, Heath A. Lovell and Marjorie A. Hargrave
2023	Brent K. Bilsland	Lawrence D. Martin and Heath A. Lovell

______________

* Ms. Hargrave ceased to be our Chief Financial Officer effective June 23, 2025.

** Mr. Telesz started as our Chief Financial Officer on June 23, 2025.

*** Mr. Martin ceased to be our Chief Financial Officer as of April 9, 2024.

(2)

SEC rules require certain adjustments to be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay versus Performance Table” above. The following tables detail the applicable adjustments from the compensation reported in the “Total” column of the Summary Compensation Table.

PEO
Adjustments to Determine Compensation Actually Paid	2025	2024	2023
Reported Summary Compensation Table Total for PEO	$1,442,407	$2,823,771	$997,800
Deduction for Amounts Reported under the Stock Awards Column in our Summary Compensation Table (or SCT)	-	(1,800,000)	-
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	-	3,609,452	-
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year	-	-	-
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	1,595,092	232,757	(205,112)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	161,234	(313,018)	(71,343)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year	-	-	-
Compensation Actually Paid to PEO	$3,198,733	$4,552,962	$721,345

Non-PEO NEOs
Adjustments to Determine Compensation Actually Paid	2025	2024	2023
Reported Average Summary Compensation Table Total for Non-PEO NEOs	$963,952	$1,187,546	$653,200
Deduction for Amounts Reported under the Stock Awards Column in our Summary Compensation Table (or SCT)	(133,333)	(400,000)	-
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	158,076	814,446	-
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year	-	-	-
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	206,772	50,435	(133,333)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	135,598	(207,729)	(46,377)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year	-	-	-
Average Compensation Actually Paid to Non-PEO NEOs	$1,331,065	$1,444,697	$473,490

(3)

Total shareholder return reflects the cumulative total return of our Common Stock for the measurement period December 31, 2022, through December 31 of the year indicated. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2022. Hallador follows smaller reporting company guidelines and is not required to disclose peer group TSR.

(4)	Net income as reported for each year in our Annual Report on Form 10-K.
(5)	Hallador follows smaller reporting company guidelines and is not required to disclose the company-selected measure nor the tabular list of their most important financial performance measures.

Relationship Between Compensation Actually Paid and Performance Measures

From 2024 to 2025, the compensation actually paid to our PEO decreased by 30%, and the average of the compensation actually paid to the Non-PEOs decreased by 8%, compared to a 66% increase in our TSR over the same time period, and net income/(loss) changed from a net loss of $226.1 million in 2024 to a net income of $41.9 million in 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 7, 2026, by each person known by the Company to beneficially own more than 5% of our Common Stock, each director and nominee for director, each named executive officer, and all directors and executive officers as a group. Percentages are based on 47,130,392 shares of Common Stock outstanding as of the record date. We do not have any RSUs that vest within 60 days of the date of this Proxy Statement.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent
BENEFICIAL OWNERS OF MORE THAN 5%
Lubar & Co. (1)	5,452,019	11.57%
833 E. Michigan Street, Suite 1500
Milwaukee, WI 53202
BlackRock, Inc.(2)	2,270,441	5.2%
50 Hudson Yards
New York, NY 10001
DIRECTORS AND NAMED EXECUTIVE OFFICERS
David J. Lubar (1)	5,454,870	11.57%
833 E. Michigan Street, Suite 1500
Milwaukee, WI 53202
Brent K. Bilsland (3)	1,614,392	3.43%
1183 East Canvasback Drive
Terre Haute, IN 47802
Bryan H. Lawrence	499,746	1.06%
410 Park Avenue
New York, NY 10022
Charles R. Wesley IV (4)	417,331	**	%
1700 Lincoln Street, Suite 3475
Denver, CO 80203
Heath A. Lovell	152,713	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802
Zarrell Gray	76,480	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802
Daniel Hudson	--	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802
Barbara Sugg	--	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802
Todd E. Telesz	--	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802
Marjorie Hargrave(5)	--	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802

Executive Officers and Current Directors as a group (9 persons)	8,215,532	17.43%

**Less than 1%

(1)

Based on Schedule 13D amendment #6, filed on September 3, 2024. Of these shares, 2,788,685 are owned through the Lubar Equity Fund LLC (LEF), and 2,391,571 shares are owned by the Lubar Opportunity Fund, I (LOFI), and 271,763 shares are owned by SM Opportunity Fund, LLC (SMOF). Lubar & Co. serves as investment manager over, and exercises in its sole discretion the entire voting and dispositive power with respect to, all shares of the Issuer held by each of LEF, LOFI, and SMOF. Mr. David J. Lubar serves as the Chief Executive Officer of Lubar & Co., and as a result, may be deemed to beneficially own these shares. Mr. Lubar disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest therein.
(2)	Based on a Schedule 13G filed on January 21, 2026.
(3)	Includes 467,897 shares owned by Mr. Bilsland's spouse and children. Mr. Bilsland disclaims beneficial ownership of such shares.
(4)	Includes 323,469 shares owned by the Charles R. Wesley IV Revocable Trust.
(5)	Ms. Hargrave resigned as Chief Financial Officer effective June 23, 2025, so the table may not reflect accurate information as of April 7, 2026.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review and Approval of Transactions with Related Persons

Related person transactions are those that meet the minimum disclosure threshold in the Proxy Statement under relevant SEC and Nasdaq rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Any transaction with a related person must be approved in advance by our Audit Committee. The Audit Committee approves only those related person transactions that are determined to be in, or consistent with, the best interests of the Company and our shareholders, taking into account all available facts and circumstances as the Audit Committee, in good faith, determines necessary. In reviewing and approving such transactions, the Audit Committee shall obtain, or direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction before its approval. The Audit Committee may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time.

Director Independence

The Board has concluded that each of our current non-employee directors and director nominees (Messrs. Hudson, Lawrence, Lubar, Wesley, Gray, and Ms. Sugg) qualifies as independent according to SEC and Nasdaq guidelines. Additionally, the Board found that all directors who serve on the Audit, Compensation, and Nominating Committees meet the independence standards set by the SEC and Nasdaq.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

The Board's Audit Committee has appointed Grant Thornton LLP ("Grant Thornton") as Hallador's independent registered public accounting firm to audit Hallador's financial statements for the fiscal year ending December 31, 2026. As a matter of good corporate governance, the Audit Committee submits its selection of Grant Thornton to our shareholders for ratification and will consider the vote when appointing our independent registered public accounting firm in the future.

INDEPENDENT AUDITOR'S FEES AND SERVICES

Auditors

The members of the Audit Committee believe that the continued retention of Grant Thornton to serve as the Company's Independent Auditor is in the best interests of the Company and its shareholders. Their appointment is being presented to the shareholders for ratification. If the shareholders do not ratify this appointment, the Audit Committee will consider such results and determine whether to recommend and appoint a different independent registered public accounting firm to audit our consolidated financial statements in the future.

Representatives of Grant Thornton are not expected to be present at the Annual Meeting but will be available for questions and have the opportunity to make a statement during the Annual Meeting.

Principal Accountant Fees

The following table provides information regarding the aggregate fees incurred by the Company from Grant Thornton LLP during the last three years:

	December 31,
	2025	2024	2023
Audit Fees(1)	$979,330	$923,000	$809,170
Audit-Related Fees	--	--	--
Tax Fees	--	--	--
All Other Fees	--	--	--
Total	$979,330	$923,000	$809,170
_______________

(1) Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters.

Pre-Approval Policy

The Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by Grant Thornton. The policy requires that all services Grant Thornton provides to us be pre-approved by the Audit Committee.

The Audit Committee approved all services provided by Grant Thornton during 2025

Audit Committee Report

Review of the Fiscal Year 2025 Consolidated Financial Statements

The Audit Committee is comprised of independent directors and operates under a written charter adopted by the Board. The Audit Committee Charter is reviewed and updated as needed per applicable rules of the SEC and The Nasdaq Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company's internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company's financial statements per the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes and to select and retain the Company's independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies, and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2025, with the Company's independent auditors, Grant Thornton, and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed with Grant Thornton.

Based on the review and discussions with our independent registered public accounting firm, Grant Thornton, the Audit Committee has recommended to the Board, and the Board has approved that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

David J. Lubar – Chair of the Committee

Zarrell Gray

Bryan H. Lawrence

Barbara Sugg

OTHER INFORMATION

Proposals by Security Holders

The Board did not receive any proposals for consideration to be voted upon at the Annual Meeting.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others.

Shareholder Proposals and Director Nominations for the 2027 Annual Meeting

The following table summarizes important deadlines for shareholders who intend to submit proposals or nominate directors for consideration at the Company’s 2027 Annual Meeting of Shareholders.

Type of Proposal	Description	Deadline	Applicable Rule
Proposal for Inclusion in Proxy Statement

Shareholders may submit proposals for inclusion in the Company’s Proxy Statement if the proposal and the shareholder satisfy the eligibility and other requirements of the SEC’s shareholder proposal rule.

		December 17, 2026	SEC Rule 14a-8
Other Proposals to be Presented at the Meeting

Shareholders who wish to present a proposal at the annual meeting but do not seek to include the proposal in the Company’s Proxy Statement must provide advance notice in accordance with the Company’s bylaws. If timely notice is not provided, the Company’s proxy holders may exercise discretionary voting authority with respect to the proposal.

		Between January 27, 2027, and March 28, 2027	SEC Rule 14a-4(c)(1)
Director Nominations (Universal Proxy)

Shareholders intending to solicit proxies in support of director nominees other than the Company’s nominees must provide notice containing the information required by SEC rules and the Company’s bylaws.

		No later than March 28, 2027	SEC Rule 14a-19

Shareholders are advised that if the date of the Company’s 2027 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary of the 2026 Annual Meeting of Shareholders, the deadlines described above may change in accordance with the Company’s bylaws.

To avoid controversy as to the date on which a proposal is received by the Company, shareholders are encouraged to submit proposals by certified mail, return receipt requested. Any such proposal must also comply with the applicable requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws.

Communications with the Board of Directors

Due to our small size, we have not yet established formal procedures for shareholders or interested parties to contact directors directly. Until such procedures are created and shared on our website (www.halladorenergy.com), any communication intended for one or more Board members should be sent in care of: Corporate Secretary, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

Householding

A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that there will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or notify us by sending a written request to:

Attn: Corporate Secretary

1183 East Canvasback Drive

Terre Haute, Indiana 47802

You will be removed from the householding program, after which you will promptly receive an individual copy of the proxy materials.

Incorporation by Reference

The Audit Committee report shall not be deemed soliciting material and shall not be filed with the SEC. This report shall not be considered to be incorporated by reference into any of our prior or future SEC filings except to the extent that we specifically incorporate such information by reference. Also, this document includes certain website addresses intended solely for inactive, textual references. The information on these websites is not part of this Proxy Statement.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, Code of Conduct and the charters of the Audit Committee, Compensation Committee, and the Nominating Committee, and any stock ownership reports filed by our executive officers, directors, and 10%+ beneficial owners for our Common Stock are posted on, and free of charge, on our website, www.halladorenergy.com, by telephone to (812) 299-2800 or by mail to Investor Relations, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

The information contained on our website is not a part of this Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V91275-P42480 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! HALLADOR ENERGY COMPANY ATTN: TODD E. TELESZ 1183 EAST CANVASBACK DRIVE TERRE HAUTE, IN 47802 Nominees: The Board of Directors recommends you vote FOR proposal 2. 2. Approve, on an advisory basis, the Named Executive Officers' compensation; HALLADOR ENERGY COMPANY The Board of Directors recommends you vote FOR the following: 1a. Brent K. Bilsland 1b. Zarrell Gray 1c. Daniel Hudson 1d. Bryan H. Lawrence 1e. David J. Lubar 1f. Barbara A. Sugg 1g. Charles R. Wesley, IV 1. Elect seven directors named in the Proxy Statement to serve for a one-year term, or until their successors are elected and qualified: The Board of Directors recommends you vote FOR proposal 3. 3. Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain ! ! ! ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 26, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 26, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V91276-P42480 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com. HALLADOR ENERGY COMPANY Annual Meeting of Shareholders May 27, 2026, 9:00 am MDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Brent K. Bilsland and Todd E. Telesz, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HALLADOR ENERGY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 am MDT on May 27, 2026 at 10375 Park Meadows Drive, Suite 500, Lone Tree, CO 80124, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side